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                                                                EXHIBIT 99.B1b

                            ARTICLES OF AMENDMENT
                      TO THE ARTICLES OF INCORPORATION

                                     OF

                      WILLIAM BLAIR MUTUAL FUNDS, INC.


     WILLIAM BLAIR MUTUAL FUNDS, INC., a Maryland corporation (hereinafter called the Corporation) whose principal office in the State of Maryland is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

      The charter of the Corporation is hereby amended by changing
      Section 5.2 of ARTICLE V; CAPITAL STOCK, to read as follows:

           5.2 The Board of Directors is authorized, from time to time, by resolution, (a) to classify and reclassify any unissued shares of stock of the Corporation, by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such stock, and (b) to increase or decrease the aggregate number of shares of the stock, or the number of shares of stock of any class, that the Corporation has authority to issue; but the number of shares of stock of any class shall not be reduced by the Board of Directors below the number of shares then outstanding.

           As used in these Articles of Incorporation, a "class" of shares represents interests in the same assets, liabilities, income, earnings and profits of the Corporation; each "sub-class" of shares of a class represents interests in the same


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      underlying assets, liabilities, income, earnings and profits, but may differ from other sub-classes of such class with respect to fees and expenses or such other matters as shall be established by the Board of Directors. Subject to the provisions of Section 5.3 of this Article V and applicable law, the power of the Board of Directors to classify or reclassify any of the shares of capital stock shall include, without limitation, authority to classify or reclassify any such stock into one or more classes of capital stock and to divide and classify shares of any class into one or more sub-classes of such class, by determining, fixing or altering one or more of the following:

        (1) The distinctive designation of such sub-class or class and the number of shares to constitute such sub-class or class; provided that, unless otherwise prohibited by the terms of such sub-class or class, the number of shares of any sub-class or class may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares, and the number of shares of such sub-class or class may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any sub-class or class which have been redeemed, purchased or otherwise acquired by the corporation shall remain part of the authorized capital stock and be subject to classification and reclassification as provided herein;

        (2) Whether or not and, if so, the rates, amounts and time at which, and the conditions under which, dividends shall be payable on shares of such sub-class or class;


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        (3)     Whether or not shares of such sub-class or class shall have voting rights in addition to any general voting rights provided by law and these Articles of Incorporation and, if so, the terms of such additional voting rights;

        (4) The rights of the holders of shares of such sub-class or class upon the liquidation, dissolution or winding up of the affairs of, or upon a distribution of the assets of, the Corporation.

     The charter of the Corporation is hereby further amended by adding a
Section 6.7 to ARTICLE VI; ISSUANCE, SALE AND REDEMPTION OF STOCK, to read as follows:

      6.7 The Corporation shall, to the extent permitted by applicable law, have the right at any time to redeem all or any part of any class or sub-class or of all classes or sub-classes, of shares of the Corporation, subject to such terms and conditions as the Board of Directors may from time to time approve.

     The Board of Directors, at a meeting held February 13, 1996, unanimously approved and adopted a resolution in which was set forth the foregoing amendment to the Corporation's charter, determined that the amendment was advisable and recommended that the shareholders of each existing class of the Corporation approve this amendment. A majority of the outstanding voting securities of each such class of the Corporation, such classes being Growth Fund, International Growth Fund, Income Fund, Limited Term Tax-Free Fund and Ready Reserves Fund, approved this amendment at a shareholders meeting held April 23, 1996.


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     IN WITNESS WHEREOF, WILLIAM BLAIR MUTUAL FUNDS, INC. has caused these
Articles of Amendment to be signed in its name and on its behalf by its President and witnessed by its Secretary on April ___, 1996.


                                             WILLIAM BLAIR MUTUAL FUNDS, INC.


                                             By:
                                                 ----------------------------
                                                 James L. Barber, Jr.
                                                 President

Witness:


----------------------------
Janet V. Gassmann
Secretary



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     THE UNDERSIGNED, President of WILLIAM BLAIR MUTUAL FUNDS, INC., who
executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval hereof are true in all material respects, under the penalties of perjury.




                                                 ----------------------------
                                                 James L. Barber, Jr.
                                                 President

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